Exhibit 99.1
Patterson-UTI Energy Completes $300 million
Private Placement of Senior Unsecured Notes
HOUSTON, October 6, 2010 — PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) announced that it issued and sold $300 million aggregate principal amount of unsecured 4.97% Series A Senior Notes due October 5, 2020. The Company sold the notes in a private placement to accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended.
The Company will use the proceeds from the sale of the notes to pay off $200 million outstanding under its revolving credit facility and for general corporate purposes. The borrowing under the revolving credit facility occurred in connection with the Company’s recently completed acquisition of pressure pumping and wireline assets.
Mark S. Siegel, Chairman of Patterson-UTI stated, “Our ability to access the credit markets to obtain long-term financing on favorable terms provides our Company with substantial operating flexibility. The Company now has approximately $125 million in cash and $360 million available under its revolving credit facility.”
About Patterson-UTI
Patterson-UTI Energy, Inc. subsidiaries primarily provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia and western Canada. Universal Well Services, Inc., Universal Pressure Pumping, Inc. and Universal Wireline, Inc. provide well services primarily in Texas and the Appalachian region.
Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment, governmental regulations and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the

Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.